Exhibit 21.1

             LIST OF SUBSIDIARIES OF ROFIN-SINAR TECHNOLOGIES INC.




Rofin-Sinar, Inc.
Rofin-Sinar Technologies Europe S.L.
Rofin-Sinar Laser GmbH
Rofin-Sinar France S.A.
Rofin-Sinar Italiana S.r.l.
Rofin-Marubeni Laser Corporation
DILAS Diodenlaser GmbH
Rofin-Sinar U.K., Ltd.
Rasant-Alcotec BeschichtungstechniK GmbH